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                                                            Exhibit 10.33


                    GREAT WESTERN FINANCIAL CORPORATION

           ANNUAL INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS


Section 1.  DEFINITIONS
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     Except as otherwise expressly provided, financial terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles. Other capitalized terms used herein have the following meanings:

     "Adjusted Earnings Per Common Share" or "EPS" for any year means the dollar amount determined by dividing (a) net earnings for such year before giving effect to accounting changes not known to the Committee at the time the applicable target was established and after deducting all amounts paid or accrued, if any, with respect to dividends on preferred stock of the Corporation for such year, by (b) the weighted average number of common shares and common share equivalents outstanding during the year, on a fully diluted basis.

     "Applicable Federal Rate" means the applicable federal rate determined under Section 1274(d) of the Code and Treasury Regulations issued thereunder.

     "Applicable Performance Factor" means the EPS Factor or the weighted EPS Factor and SEBIT Factor, as the case may be.

     "Base Salary Factor" means the multiplier described in Section 5.1.

     "Beneficiary" means the person designated by a Participant to receive any benefits hereunder in the event of the death of the Participant during a year or prior to the payment of a Bonus for such year or, in the absence of a designated beneficiary, such Participant's estate.

     "Company" includes the Corporation and its subsidiaries, on a consolidated basis, unless the context otherwise requires.

     "Corporation" means Great Western Financial Corporation and shall include its successors and assigns.

     "Eligible Person" means an Executive Officer of the Corporation.

     "EPS" means Adjusted Earnings Per Common Share as defined above.
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     "EPS Factor" means the multiple based on performance relative to targeted EPS for the applicable year, as set forth in or pursuant to
Section 7.1.

     "Executive Officer" has the meaning set forth in Rule 3b-7 under the Securities Exchange Act of 1934 and refers to the individuals confirmed to be within such definition by the Committee.

     "Participant" in respect of a Plan year means an Executive Officer at any time during the year.

     "SEBIT" means Segment Earnings Before Income Taxes, as defined below.

     "SEBIT Factor" means the multiple based on performance relative to targeted SEBIT, as set forth in or pursuant to Section 7.2.

     "Segment Earnings Before Income Taxes" or "SEBIT" for any year means earnings before income taxes of the applicable segment, before giving effect to accounting changes not known to the Committee at the time the applicable target was established. The only segment as of the inception of the Plan is the Consumer Finance Division.

     "Year" or "Plan Year" means the fiscal year of the Corporation.

Section 2.  PURPOSE
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     The purposes of the Plan are (i) to compensate and reward the
Executive Officers of the Corporation on an individual basis with annual cash bonuses for the achievement of pre-established performance goals and
(ii) to stimulate the efforts of such persons by giving them a direct interest in such performance. Maximum amounts payable will be based upon the application of a formula that includes variables relative to base salary levels and the degree of the attainment of the applicable performance goals.

Section 3.  TERM
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     Subject to Section 10, the Plan shall be effective as of January 1,
1994 (the "Effective Date") and shall be in effect with respect to each of the five years ending December 31, 1998, unless earlier terminated by the Corporation pursuant to Section 11.
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Section 4.  COVERAGE; ELIGIBLE PERSONS
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     Each Executive Officer serving as such in any of the positions set forth in Section 5.1 or any equivalent position at any time during the applicable year for which a bonus may be granted hereunder shall be eligible to participate and shall be a Participant in the Plan, subject to the provisions hereof.

Section 5.  BASE SALARY FACTOR
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     5.1.  Base Salary and Base Salary Factor.  Subject to the terms hereof, each Participant's bonus, if any, shall be determined by reference to the applicable multiplier (the "Base Salary Factor") of the Participant's base salary ("Base Salary") for his or her position at the beginning of the applicable year (or, if services commence during the year, in accordance with the provisions of Section 8.5 and, if the Participant's eligible position changes during the year, in accordance with the provisions of Section 5.2). The initial Base Salary of each eligible position shall be his or her Base Salary as of January 1, 1994 or any later date of appointment to an eligible position. The Base Salary Factors for the eligible positions as of January 1, 1994 are as follows:


        Chief Executive Officer                          .6
        Chief Operating Officer                          .5
        All Executive Vice Presidents and the
          Consumer Finance Division President            .4


     5.2. Base Salary Adjustments for Changes in Position. If a Participant holds more than one eligible position during any year, the product of the Base Salary and the Base Salary Factor of such Participant for purposes of the Plan for such year shall be computed by
(a) multiplying (i) the Base Salary Factor (as indicated in or pursuant to
Section 5.1 above) and for each position, by (ii) the applicable Base Salary for each position, by (iii) a fraction, the numerator of which is the number of days in the year during which such Participant held such position and the denominator of which is 365, and (b) taking the sum of the products of such calculation.
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Section 6.  TARGETS AND GOALS; MAXIMUM BONUSES
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     6.1.  Pre-Established Targets.  For each year commencing with 1994, the Committee shall determine the applicable EPS and SEBIT targets (including applicable minimum, "on-plan" and maximum thresholds for determining the Performance Factors) in advance of any applicable deadline for such action under Section 162(m) of the Internal Revenue Code (the "Code") for the subject year. Prior to such deadline, the Committee also shall confirm or determine each Participant's Base Salary for such year for purposes of the Plan, subject to Sections 5 and 9.

     6.2. Formula for Determining Maximum Bonus. Subject to Sections 6.3 and 8, each Participant's maximum Bonus for any year will be the product of his or her (a) Base Salary, (b) the Base Salary Factor, and (c) the Applicable Performance Factor or Factors. For all Participants except the Consumer Finance Division President, the Applicable Performance Factor will be the EPS Factor. For the Consumer Finance Division President, the Applicable Performance Factor will be a weighted average of the EPS Factor and the SEBIT Factor, weighted in such proportion as the Committee, consistent with Section 9, may determine for each year in advance of the deadline described in Section 6.1.

     6.3 Maximum Dollar Amount. Notwithstanding any other provision hereof, no Person shall receive any Bonus under the Plan in excess of $997,500 for 1994, $1,254,000 for 1995, $1,379,400 for 1996, $1,517,340
for 1997 and $1,669,074 for 1998.

Section 7.  PERFORMANCE FACTORS
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     7.1.  EPS Factor.

     The Adjusted Earnings Per Share (or EPS) Factor for any year shall be determined in accordance with the following table, where Minimum, Target and Maximum represent, respectively, the attainment of the minimum, on-plan, and ceiling targets for the applicable year, established by the Committee for such purposes:

                                              Applicable
EPS Performance                               EPS Factor*
                                              ----------
Less than Minimum                                   0.00
Minimum                                             0.50
Target                                              1.00
At or Above Maximum                                 2.00

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   *  Applicable Factors for performance between specified Performance-to-
      Target levels above Minimum and below Maximum shall be determined using linear interpolation (applied to the targets in the manner specified by the Committee).

7.2.  SEBIT Factor.

     The Segment Operating Earnings Before Income Taxes (or SEBIT) Factor for any year shall be determined in accordance with the following table, where Minimum, Target and Maximum represent, respectively, the attainment of the minimum, on-plan, and ceiling targets for the applicable year, established by the Committee for such purposes:


                                          Applicable
SEBIT Performance                       SEBIT Factor*
                                        ------------
Less than Minimum                               0.00
Minimum                                         0.50
Target                                          1.00
At or Above Maximum                             2.00


   * Applicable Factors for performance between specified Performance-to-Target levels above Minimum and below Maximum shall be determined using linear interpolation (applied to the targets in the manner specified by the Committee).

Section 8.  PAYMENTS
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     8.1.  Time of Payment.  Bonuses for any year shall be payable as soon as practicable following the completion of the Company's audit for the year, but not later than 90 days after year end.

     8.2. Committee Certification. As a condition to the right of a Participant to receive any payment under the Plan, the Committee shall first be required to certify, by resolution of the Committee or other appropriate action, that the Bonus has been accurately determined in accordance with the provisions of the Plan and that the performance goals and any other material terms were in fact satisfied.
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     8.3.  Committee Discretion to Reduce Bonuses.  The Committee in its
sole discretion may reduce the amount payable under the formula provisions of the Plan as applied to the pre-established goals to any one or more Participants for any year as to which the Committee determines that the level of achievement of the pre-established performance goals was influenced by any extraordinary, non-recurring event or other factor extraneous to such individual Participant's performance, or that the Corporation failed to achieve other corporate objectives. The Committee may also reduce the Applicable Performance Factors for any year at the time it sets the specific performance targets for such year.

     8.4. Deferral. The Committee may determine that payment of all or a portion of any Bonus may be deferred under the Company's Senior Officers' Deferred Compensation Plan, provided that the amount of any interest accrued thereon shall not exceed 120% of the Applicable Federal Rate, compounded semi-annually.

    8.5.   Payment for Partial Periods.

           (a) Effect of Termination of Service. If any Participant ceases to be an Eligible Person for any reason (other than a termination for cause) prior to the end of a year during which he or she participates and such person has served as an Executive Officer at least three months during such year, such Participant (or his or her Beneficiary) shall be entitled, subject to Sections 8.2 and 8.3, to a prorated Bonus computed as follows: the Bonus that would have been payable for the full year shall be multiplied by a fraction the numerator of which shall be the number of days in the fiscal year through the date the Participant ceased to be eligible, and the denominator of which shall be 365.

           (b) Mid-Year Commencement of Service. Notwithstanding the provisions of Section 5.1 above, if a Participant's services as an Executive Officer commence during any year, his or her Base Salary for purposes of the Plan in that year shall be his or her Base Salary as of the commencement of services as an Executive Officer multiplied by a fraction, the numerator of which is the number of days in the year during which such Participant held such position and the denominator of which is 365; provided such person is employed by the Company for at least three months during the year.

           (c) Minimum Service Limits. If the Participant fails to meet the applicable minimum service requirements of this Section 8.5 during such year, no bonus shall be paid hereunder.

     8.6. Other Discretion. The Compensation Committee may also define such other conditions and terms of payment of bonuses as it may deem desirable in carrying out the purposes of the Plan, provided, however, that the Committee may not increase the maximum amount payable hereunder to any individual.
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     8.7.  Withholding.  The Company that employs the Participant shall have the right to deduct any sums required by federal, state or local tax law to be withheld with respect to the payment of any Bonus. The Company shall have no obligation to advise any Participant of the existence of the tax or the amount which the employer corporation will be so required to withhold.

Section 9.  ADMINISTRATION AND INTERPRETATION
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     The Plan shall be administered by the Committee, which shall have the sole authority to make rules and regulations for the administration of the Plan and to interpret the Plan. The interpretations and decisions of the Committee with regard to the Plan shall be final, conclusive and binding. The Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan. It is the intent of the Company that all payments under the Plan qualify as performance-based compensation under Section 162(m) of the Code and the Plan shall be interpreted consistent with such intent. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. The Committee shall have no liability for its actions taken or omitted in good faith.

Section 10.  STOCKHOLDER APPROVAL
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     The Plan shall be subject to approval by a majority of the votes cast by stockholders of the Corporation at the 1994 Annual Meeting of its stockholders. Such stockholder approval shall be a condition to the right of a Participant to receive any payment hereunder.

Section 11.  AMENDMENT OR TERMINATION
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     The Committee may from time to time amend the Plan in any respect or terminate the Plan, in whole or in part, provided that (a) no such action shall retroactively impair or otherwise adversely affect the rights of any Participant to benefits under the Plan which have vested prior to the date of such action, and (b) no such amendment, without stockholder approval, shall materially adversely affect the deductibility under Section 162(m) of the Code of any bonuses payable hereunder.

Section 12. RIGHTS OF PARTICIPANTS AND BENEFICIARIES; NO ASSIGNMENT
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     12.1.  Vesting.  No rights hereunder shall vest prior to the
Committee's action under Section 8.2.

     12.2. Employment Matters. Participation in this Plan shall not be construed as constituting a commitment, guarantee, agreement or understanding of any kind that the Company shall continue to employ any individual.
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     12.3.  No Assignment; No Attachment; No Preference.  The Company
shall pay all amounts payable only to the Participant or his or her Beneficiary for purposes of the Plan. The Company shall not be liable for the debts, contracts, or engagements of any Participant or his or her Beneficiaries, and rights to payments under the Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of the Company; nor shall any Participant or his or her Beneficiaries have any right to assign, pledge or hypothecate any benefits or payments hereunder; nor shall any Participant or his or her Beneficiaries have any claims to any assets of the Company for any payments hereunder which are senior to the claims of the Company's general creditors.

Section 13. ADJUSTMENTS UPON REORGANIZATIONS, RECAPITALIZATIONS OR CERTAIN
            OTHER MATERIAL CHANGES.
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     13.1.  Fundamental Corporate Changes

     In the event of a merger, consolidation or other reorganization in which the Company is not the surviving corporation, or upon the sale of substantially all the property of the Company to an unaffiliated corporation, or upon the dissolution or liquidation of the Company, payment shall be made, subject to Section 8.2 (but with the satisfaction of the applicable performance level determined on the basis of annualizing the year-to-date results from the beginning of the applicable year to the end of the month preceding the date of such event), on a prorated basis to the date of such event in the manner contemplated by Section 8.5, unless provisions are made for the continuance of the Plan and the assumption of obligations for bonuses under the Plan by a successor corporation. The Committee may authorize early payout in such event, provided that it determines the performance goals have been so met and the amount of the payment is discounted at the rate of 120% of the Applicable Federal Rate, compounded semi-annually.

     13.2. Changes From Material Acquisitions, Dispositions or Recapitalization; Accounting Changes. In the event of a material acquisition or disposition of business or assets by the Company, a material recapitalization, or a material change in accounting principles or practices during any year that was not anticipated by the Committee in setting the targets for that year, the Committee, subject to Section 9, may make adjustments to the targets for such year, applied as of the date of such event, based solely on objective criteria, so as to neutralize, in the Committee's best judgement, the effect of the change on the applicable pre-established targets for such year.